Exhibit 99.1

VERB Reports Full Year 2019 and First Quarter 2020 Results

Company Achieves Four Consecutive Quarters of SaaS Recurring Revenue Growth; Reports No Material Impact on Revenue from COVID-19; International Expansion and New Product Rollouts Provide Catalysts for Continued Growth Throughout 2020 and Beyond

NEWPORT BEACH, CA and SALT LAKE CITY, UT, May 19, 2020 (GLOBE NEWSWIRE) — VERB Technology Company, Inc. (NASDAQ: VERB) (“VERB” or the “Company”), a leader in business-focused interactive video Webinar, CRM, marketing, and sales enablement applications, reported financial results for the full year ended December 31, 2019 and the first quarter ended March 31, 2020.

Recent Operational Highlights

●	In January 2020, VERB provided comprehensive operational highlights for the calendar year 2019, which can be viewed here.

●	SaaS recurring revenue, as a component of total reported digital revenue, was up sequentially for the past four consecutive quarters.

●	Total user downloads approximate 1.4 million, representing growth of approximately 475,000 or 67% since Q3 2019 and growth of 150% over the past 12 months.

●	26 new enterprise clients were added between Q4 2019 and Q1 2020, of which 50% were business enterprises outside of the direct sales industry, supporting the Company’s successful and ongoing expansion into other industry verticals and increased revenue diversification plans.

●	In March, the Company introduced verbLIVE, its next-generation, interactive video-based ecommerce webinar platform. The product is currently in limited release with a broad commercial launch expected this summer.

●	In April, VERB began Japan operations, tapping into a multi-billion-dollar market opportunity as part of its international expansion plan. To-date, the Company has already executed verbCRM subscription agreements with six Japanese enterprise clients.

●	In Q1 2020, SaaS recurring revenue surpassed non-digital legacy services revenue as the largest component of the Company’s total revenue in accordance with management’s previously announced plans.

Full Year 2019 Financial Results

The following period-over-period comparisons present the Company’s pro forma results of operations after giving effect to the acquisition of Sound Concepts based on the historical financial statements of the Company and Sound Concepts. The unaudited pro forma results give effect to the acquisition as if it had occurred on January 1, 2018.

●	Total revenue for 2019 was $13.1 million, an increase of 3% from $12.8 million in 2018.

●	Total Digital revenue for 2019 was $5.3 million, an increase of 42% from $3.7 million in 2018.

●	Total SaaS recurring revenue (as a component of total Digital revenue) for 2019 was $3.6 million, an increase of 9% from $3.3 million in 2018.

●	Cost of revenue was $7.1 million, a decrease from $7.2 million in 2018.

●	Gross profit for 2019 was $6.0 million, an increase of 7% from $5.6 million in 2018.

●	Research and development expenses for 2019 were $5.0 million, an increase of 58% from $3.2 million in 2018. The increase in research and development was primarily attributable to additional product development and testing to support the integration and combination of the verbCRM platform, the development of verbLIVE, and enhancements to the Company’s core platform to facilitate native integrations with Salesforce, Microsoft, Adobe, and other channel partners.

●	General and administrative expenses for 2019 were $15.8 million, an increase of 61% from $9.8 million in 2018. The increase in general and administrative expenses was primarily attributable to an increase in labor to support growth, an increase in professional services related to the up-listing of the Company’s common stock and warrants to the Nasdaq Capital Market, costs associated with its acquisition of Sound Concepts, attorneys’ and recruiting costs, and an increase in stock-based compensation expense.

First Quarter 2020 Financial Results

The following period-over-period comparisons present the Company’s pro forma results of operations after giving effect to the acquisition of Sound Concepts based on the historical financial statements of the Company and Sound Concepts. The unaudited pro forma results give effect to the acquisition as if it had occurred on January 1, 2018.

●	Total revenue for the first quarter of 2020 was $2.4 million, a decrease of 41% from $4.0 million for the same period last year. The decrease in total revenue was attributable entirely to the decrease in revenue from the Company’s intentional exit from its legacy welcome kit printing and marketing merchandise fulfillment business in order to focus on building revenue for its SaaS application business which has improved quarter-over-quarter since Q1 2019.

●	Total Digital revenue for the first quarter of 2020 was $1.5 million, an increase of 38% from $1.1 million for the same period last year.

●	Total SaaS recurring revenue (as a component of total Digital revenue) for the first quarter of 2020 was $1.1 million, an increase of 34% from $786,000 for the same period last year.

●	Cost of revenue for the first quarter of 2020 was $1.1 million, a decrease of 53% from $2.3 million for the same period last year.

●	Gross profit for the first quarter of 2020 was $1.3 million, a decrease of 26% from $1.8 million for the same period last year. The decrease in gross profit was primarily attributable to the previously mentioned exit from the Company’s legacy printing and fulfillment business totaling $797,000 or 93%, offset by an increase in the Company’s Digital business totaling $335,000 or 38%.

●	Research and development expenses for the first quarter of 2020 were $1.3 million, virtually flat compared to $1.3 million for the same period last year.

●	General and administrative expenses for the first quarter of 2020 were $3.5 million, an increase of 10% from $3.2 million for the same period last year. The increase in general and administrative expenses was primarily attributable to an increase in labor to accelerate development of the Company’s new applications, including verbLIVE, and an increase in stock-based compensation expense.

●	Cash totaled $1.6 million as of March 31, 2020, compared to $983,000 at December 31, 2019.

COVID-19 Response

To ensure the health and safety of its employees, VERB has restricted all non-essential travel indefinitely and has instituted a mandatory work-from-home policy for most of its workforce. The Company is closely monitoring the evolving global pandemic response efforts through all available information channels, including the latest news reports as well as updates from the Centers for Disease Control (CDC), the World Health Organization (WHO) and other regulatory authorities.

In recognition of the current environment, and to support continued Company operations and maximized workforce retention, on February 5, 2020, the Company initiated a private placement for the sale and issuance of up to five million restricted shares of its Common Stock at a per-share price of $1.20. As a result of this private placement, from February 25 through March 31, 2020, a total of 4,237,833 shares of Common Stock were subscribed. Total subscribed shares of 3,392,833 shares of Common Stock were issued with net cash proceeds of $3.4 million after direct costs received as of March 31, 2020. The remaining 845,000 subscribed shares of Common Stock were issued as funds were received from overseas investors in April and May 2020 for additional net cash proceeds of approximately $1.0 million.

On April 10, 2020, the Company’s Board of Directors approved management’s COVID-19 Full Employment and Cash Preservation Plan, pursuant to which all directors and senior level management reduced their cash compensation by 25% and all other employees and consultants reduced their cash compensation by 20% for a period of three months from April 16, 2020 through July 15, 2020 for one category of plan participants, and April 26, 2020 through July 18, 2020 for the other category of participants. The amount of the reduction in cash compensation is to be paid in shares of VERB’s common stock through an allocation of shares from the Company’s 2019 Omnibus Incentive Plan and granted pursuant to stock award agreements entered into effective as of April 10, 2020 between the Company and each of its directors, executive officers, employees, and consultants.

On April 17, 2020, the Company also received loan proceeds of $1.2 million under the Paycheck Protection Program (PPP) of the recently enacted Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) being administered by the U.S. Small Business Administration (“SBA”). To comply with the terms of the CARES Act, the funds will primarily be used for payroll costs. During the first six months of the term note agreement, neither principal nor interest shall be due or payable. Additionally, should the Company meet certain qualifications under the program, a percentage up to and including as much or more than $1 million of the loan could be forgiven.

Management Commentary

“2019 was a transformational year for VERB, and we entered 2020 with significant operating momentum, specifically within our high-growth, SaaS recurring revenue business,” said Company CEO Rory J. Cutaia, “In the first quarter we officially crossed the million-dollar mark in subscription-based quarterly recurring revenue, and surpassed non-digital revenue as the largest component of the Company’s total revenue. We also set a record for app downloads by users which now exceed 1.4 million – up 150% over the past 12 months. The addition of 26 new enterprise clients over the past two quarters, half of which are not in the direct sales sector, is a testament to the successful execution of our growth strategies. More specifically, we are continuing to introduce ground-breaking, disruptive, new products and features, such as verbLIVE, our interactive video webinar product, and the in-app purchase capabilities we’re deploying across our platform. Through our own app store ecosystem, third party developers can offer exciting new products to our users, which is designed to more effectively monetize our large user base.

“In order to make sure we de-risked our exposure to the COVID-19 economic downturn, we enacted our Full Employment and Cash Preservation Plan, which should result in cash savings to our Company of nearly $600,000 and allow us to maintain our entire workforce. Additionally, through a well-timed private placement and other recent funding, we successfully raised another $6 million to support our operations for the foreseeable future.

“Looking ahead to the second quarter and beyond, we’ve developed and have already executed a plan to maximize revenue from our legacy welcome kit printing and marketing merchandise fulfillment business, at no cost to VERB, through a revenue share arrangement with a company who specializes in performing these services and who can guarantee service continuity for our clients. Through this plan, we will be able to guarantee net revenue and pure margin from every sale.

“More recently, we commenced local operations in Japan through a Tokyo-based corporation with a team with over 30-years’ experience. We believe the in-country sales, support, and customer service we can provide through native language speaking staff in Japan represents a significant opportunity for us to grow our applications subscription business and enhance our clients’ Japan initiatives. Since we began operations, we have already executed verbCRM subscription agreements with six Japanese enterprise clients, and we are currently exploring a similar expansion opportunity in Korea, which represents the third largest direct sales market in the world.

“In addition to our global expansion initiatives, we have several other revenue catalysts planned for this year. We’ve begun the limited release of verbLIVE, our groundbreaking interactive video-based live stream webinar and video conferencing platform. Given the current work-from-home and social distancing environment in which we all find ourselves, we believe this new addition to our platform may be the biggest source of revenue growth for our company this year and beyond. As more and more organizations, particularly SMBs, are scrambling to provide infrastructure for remote work, verbLIVE can provide for many of those now-vital needs. We are also making great progress on the eventual launch of our VERB app store and plan on releasing an open API for developers to help build out our eco-system, which should provide a material, positive impact to our ARPU metrics spread across our 1.4 million users.

“While we are continuing to navigate through uncharted territory, we are confident that the swift and decisive actions we’ve taken will allow us to continue our operations and support our long-term growth efforts. As a SaaS-based applications provider with best-in-class and market-relevant tools, we are uniquely well positioned to benefit from potential macroeconomic disruption caused by the ongoing shift in how business is being conducted.”

Conference Call

VERB management held a conference call yesterday, May 18, 2020, to discuss its results in greater detail. A telephonic replay of the conference call is available through June 1, 2020 by dialing the appropriate numbers below:

Toll-free replay number: 844-512-2921

International replay number: 412-317-6671

Replay ID: 13703745

Last week, the Company filed its Forms 10-K and 10-Q, respectively and this morning filed a transcript of the conference call on Form 8-K. These filings can be viewed in the Investor Relations section of VERB’s website.

About VERB

VERB Technology Company, Inc. (NASDAQ: VERB) is a Software-as-a-Service, or SaaS, applications platform developer. Our platform is comprised of a suite of sales enablement business software products marketed on a subscription basis. Our applications, available in both mobile and desktop versions, are offered as a fully integrated suite, as well as on a standalone basis, and include verbCRM, our Customer Relationship Management application; verbLEARN, our Learning Management System application; and verbLIVE, our Live Broadcast Video Webinar application.

Our suite of applications can be distinguished from other sales enablement applications because our applications utilize our proprietary interactive video technology as the primary means of communication between sales and marketing professionals and their customers and prospects. Moreover, the proprietary data collection and analytics capabilities of our applications inform our users in real time, on their device, when and for how long the prospects watched the video, how many times they watched it, and what they clicked-on, prompting the user to focus his or her time and efforts on hot leads or interested prospects rather than on those that have not seen the video or otherwise expressed interest in the content. Users can create their hot lead lists by using familiar, intuitive ‘swipe left/swipe right’ on-screen navigation. Our clients report that these capabilities provide for a much more efficient and effective sales process, resulting in increased sales conversion rates. We developed the proprietary patent-pending interactive video technology, as well as several other patent-issued and patent-pending technologies that serve as the unique foundation for all of our platform applications.

With offices in California and Utah, we provide subscription-based application services to approximately 100 enterprise clients for use in over 60 countries, in over 48 languages, which collectively account for a user base generated through more than 1.3 million downloads of our verbCRM application. Our technology is also being integrated into popular ERP, CRM, and marketing platforms offered by third-party developers, including Salesforce and Microsoft, among others. For more information, please visit: verb.tech

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. With the exception of historical information, the matters discussed in this press release including, without limitation, the Company’s plan to reduce all directors and senior level management cash compensation by 25% and all other employees and consultants cash compensation by 20% for a period of three months from April 16, 2020 through July 15, 2020 for one category of plan participants, and April 26, 2020 through July 18, 2020 for the other category of participants; the Company’s plan to pay the amount of the reduction in cash compensation in shares of VERB’s common stock through an allocation of shares from the Company’s 2019 Omnibus Incentive Plan; the Company’s plan to use its loan proceeds from the PPP primarily for payroll costs; the Company’s belief that should the Company meet certain qualifications under the program, a percentage up to and including as much or more than $1 million of the loan could be forgiven; the Company’s belief that it will continue to introduce ground-breaking, disruptive, new products and features, such as verbLIVE, its interactive video webinar product, and the in-app purchase capabilities its deploying across its platform; the Company’s belief that through its own app store ecosystem third party developers can offer exciting new products to its users; the Company’s belief that its Full Employment and Cash Preservation Plan should result in cash savings to the Company of nearly $600,000 and allow it to maintain its entire workforce; the Company’s belief that its private placement of restricted shares raising $6 million can support its operations for the foreseeable future; the Company’s plan to maximize revenue from its legacy welcome kit printing and marketing merchandise fulfillment business, at no cost to VERB, through a revenue share arrangement with a company who specializes in performing these services and who can guarantee service continuity for the Company’s clients; the Company’s belief that through this plan the Company will be able to guarantee net revenue and pure margin from every sale; the Company’s belief that in-country sales, support, and customer service it can provide through native language speaking staff in Japan represents a significant opportunity for the Company to grow its applications subscription business and enhance its clients’ Japan initiatives; the Company’s plan to explore a similar expansion opportunity in Korea; the Company’s belief that it has several other revenue catalysts planned for this year; the Company’s belief that the new addition of verbLIVE to its platform may be the biggest source of revenue growth for the Company this year and beyond given the current work-from-home and social distancing environment; the Company’s belief that as more and more organizations, particularly SMBs, are scrambling to provide infrastructure for remote work, verbLIVE can provide for many of those now-vital needs; the Company’s plan to release an open API for developers to help build out its eco-system, which should provide a material, positive impact to its ARPU metrics spread across its 1.4 million users; the Company’s confidence that the swift and decisive actions it has taken will allow it to continue its operations and support its long-term growth efforts; and the Company’s belief that it is uniquely well positioned to benefit from potential macroeconomic disruption caused by the ongoing shift in how business is being conducted, are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of the Company could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, adverse domestic and foreign economic and market conditions, including demand for the Company’s products and services; plans and objectives of management for future operations or products; the market acceptance or future success of the Company’s products, and the Company’s future financial performance. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, and other filings with the U.S. Securities and Exchange Commission (available at www.sec.gov). The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our reports filed with the Securities and Exchange Commission.

Media Contact:

855.250.2300, ext.7

info@myverb.com

Investor Relations Contact:

Matt Glover and Tom Colton

Gateway Investor Relations

949.574.3860

VERB@gatewayir.com

Verb Technology

Historical Revenue

User downloads	550,620	668,272	717,066	855,859	1,313,467

	2019				2020
	Q1*	Q2	Q3	Q4	Q1
SaaS Recurring Subscription Revenue	$786,000	$858,000	$953,000	$995,000	$1,057,000
Other Digital Revenue	273,000	596,000	485,000	344,000	400,000
Total Digital Revenue	$1,059,000	$1,454,000	$1,438,000	$1,339,000	$1,457,000

Welcome Kits & Fulfillment	2,265,000	1,784,000	1,164,000	965,000	728,000
Shipping	677,000	495,000	271,000	181,000	169,000
Total Non-Digital Revenue	$2,942,000	$2,279,000	$1,435,000	$1,146,000	$897,000

Grand Total	$4,001,000	$3,733,000	$2,873,000	$2,485,000	$2,354,000
Digital Mix	26%	39%	50%	54%	62%

* Proforma